Revett Minerals Acquires Rock Creek Mitigation Lands

November 26, 2007; Revett Minerals Inc., Spokane Valley, Washington (TSX-RVM) (“Revett” or the “Company”) reports that it has jointly acquired 654 acres of grizzly bear habitat specified as part of the grizzly bear enhancement program required to advance the Rock Creek project. In total, Revett Minerals has now acquired 927 acres of the 2,450 acres of mitigation lands specified in the Rock Creek Record of Decision. The Company has now secured title to more land than the 153 acres required for the commencement and completion of the Rock Creek evaluation program.

Revett Minerals Inc, the Montana Department of Fish, Wildlife and Parks and The Conservation Fund jointly acquired approximately 654 acres of land in the Bull River Wildlife Management Area from the Plum Creek Timber Company. The Noggle Creek watershed is home to many wildlife and fish species, including moose, big horn sheep, bald eagles, great horned owls and the threatened bull trout. In particular, the Noggle Creek property plays a critical role in protecting a great American icon: the threatened grizzly bear. The Noggle Creek property offers a corridor to grizzlies traveling between the east Cabinets Mountains and the west Cabinet and Yaak Mountains.

Revett Minerals believes that this cooperative private sector- public sector partnership is an example of how a responsible company can work successfully with government agencies and other organizations to jointly advance programs that benefit wildlife and protect critical habitat in a responsible manner that will benefit future generations of Montanans.

Bill Orchow, President and CEO of Revett Minerals added “The acquisition of the Noggle Creek property is just another concrete example of how Revett Minerals works with our neighbors to advance our many common goals and in this particular example it is evidence of our Company’s commitment to contributing to the recovery of the grizzly bear and bull trout in Montana”.

William Orchow
President & CEO

For more information, please contact:

Scott Brunsdon, CFO or Carson Rife, VP Operations at (509) 921-2294